Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between BRUCE D. DAVIS, JR. a resident of the Commonwealth of Pennsylvania (“Executive”), and PENN VIRGINIA RESOURCE GP, LLC, a Delaware limited liability company (the “Company”), as of this 6th day of October, 2011 (the “Commencement Date”).

WHEREAS, the Executive is a key executive of the Company; and

WHEREAS, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has authorized and directed the Company to enter into this Agreement in order to continue to help retain, motivate and ensure continuity of key management.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties agree as follows:

1. Duties. Executive shall have the title of Executive Vice President and General Counsel. Executive shall report to and receive instructions from the Chief Executive Officer and shall have such duties and responsibilities customary for the positions of executive vice president and general counsel of public companies similarly situated.

2. Term of Employment. The term of employment (the “Term”) shall be for a period of one year commencing on the Commencement Date and ending at midnight on October 5, 2012 unless terminated earlier pursuant to the terms of this Agreement; provided, however, that commencing on the day following the Commencement Date and on each day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Company shall give written notice to Executive that the Term shall cease to be so extended in which event this Agreement shall terminate on the first anniversary of the date such notice is given. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term shall automatically be extended until, and shall terminate on, the 12-month anniversary of the date of the Change of Control. Furthermore, Executive’s employment may be terminated at any time prior to the end of the Term for the following reasons:

(a) Termination for Cause. Notwithstanding the Term of this Agreement, the Company may terminate the Executive’s employment for Cause, which shall immediately terminate this Agreement, and the Company shall not have any further liability hereunder except to (i) pay to Executive the total amount of Base Salary pursuant to Section 3(a) hereof, if any, accrued up to the date of termination and (ii) reimburse to Executive any expenses then reimbursable to Executive under Section 3(e) hereof.

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(b) Death or Disability. In the event the Company terminates the Executive’s employment due to Executive’s Disability or in the event of the death of Executive, this Agreement shall immediately terminate and the Company shall not have any further liability hereunder except to (i) pay to Executive or his estate the total amount of Base Salary pursuant to Section 3(a) hereof, if any, accrued up to the date of termination or death, as applicable, and (ii) reimburse to Executive or his estate any expenses then reimbursable to Executive under Section 3(e) hereof.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay to Executive a salary (the “Base Salary”) at the annual rate of Three Hundred and Three Thousand Six Hundred Fifty Dollars ($303,650) effective as of the Commencement Date, payable in accordance with the Company’s normal practice. The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with the Company’s normal practice. The Base Salary may be reviewed and adjusted from time to time by the Committee in accordance with the Committee’s normal practice.

(b) Annual Cash Incentive Compensation. Executive shall be eligible to participate in the Company’s cash incentive compensation program (the Penn Virginia Resource GP, LLC Annual Incentive Plan, or any successor plan thereto), which shall enable Executive to earn cash bonus compensation in such amounts, if any, and payable at such times, if any, as determined in the normal course by the Committee. Executive’s target annual bonus shall be 75% of his Base Salary commencing in 2012. The annual target may be reviewed and adjusted from time to time by the Committee in accordance with the Committee’s normal practice. All payments will be made at such times and on such terms as provided in the Annual Incentive Plan.

(c) Annual Equity Incentive Compensation. Executive shall be eligible to participate in the Company’s equity-based incentive program, or any successor plan thereto (the “PVR LTIP”), which shall enable Executive to be awarded equity-based compensation in such amounts, if any, and payable at such times, if any, as determined in the normal course by the Committee. Executive’s target annual equity-based compensation shall be 125% of his Base Salary commencing in 2012. The annual equity-based target may be reviewed and adjusted by the Committee from time to time in accordance with the Committee’s normal practice. All equity-based compensation shall be paid or settled in accordance with the PVR LTIP and the applicable award agreement evidencing the equity-based compensation award.

(d) Fringe Benefits. Executive shall be entitled to participate in any other benefit plans, programs, policies and fringe benefits which may be made available from time to time to the Company’s executive officers, including, without limitation,

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disability, medical, dental and life insurance, annual physicals and benefits under the Company’s 401(k) savings plan. Notwithstanding anything herein to the contrary, the Company may amend or terminate the benefit plans, programs, policies and fringe benefits generally available to its employees and executive officers, as it deems appropriate from time to time.

(e) Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement, in accordance with the Company’s expense reimbursement policies, as in effect from time to time. Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

(f) Vacation Days. Executive shall be entitled to four (4) weeks paid vacation during each calendar year, and such other paid time-off as is available to the Company’s employees generally. Vacation and paid time-off shall be administered in accordance with the Company’s vacation and paid time-off policies, as in effect from time to time.

4. Other Business Activities. Executive shall serve the Company faithfully and shall devote his reasonable best efforts and all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as described in Section 1 above. In furtherance of the foregoing, and not by way of limitation, for so long as Executive remains an employee of the Company, Executive shall not directly or indirectly engage in any other business activities, except for such other activities as would not interfere with Executive’s ability to carry out his duties under this Agreement, and shall not directly or indirectly engage in any activities that would violate Section 5 hereof.

5. Restrictive Covenants.

(a) Confidential Information. Executive recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and shall continue to have access to confidential information of the Company and its Affiliates, including, without limitation, analyses, interpretations, compilations, reports, reservoir and reserve data, geologic and geophysical data, maps, models, financial data, environmental data, information and knowledge pertaining to products and services offered, plans, trade secrets, proprietary information, customer lists and relationships among the Company and its Affiliates and distributors, customers, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he shall not, either during or after his employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written consent of the Board, unless such information is in the public domain through no fault of Executive or except as may be required by law.

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(b) Non-Solicitation. Executive shall not, directly or indirectly during the Term and for a period of two years thereafter, solicit or divert business from, or attempt to convert any account or customer of the Company or any of its Affiliates, whether existing at the date hereof or acquired during Executive’s employment.

6. Equitable Relief.

(a) Executive acknowledges that the restrictions contained in Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of Section 5 shall result in irreparable injury to the Company. Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

(b) Executive agrees that the Company or any Affiliate shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any Affiliate may be entitled. In the event that any of the provisions of Section 5 hereof should ever be adjudicated to exceed any limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law.

(c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5 hereof, including without limitation, any action commenced by the Company or any Affiliate for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or shall not accept jurisdiction, in any court of general jurisdiction in Montgomery County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 13 hereof. In the event of a lawsuit by either party to enforce the provisions of Section 5 of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys’ fees from the other party.

(d) Executive agrees that he shall provide, and that the Company may similarly provide, a copy of Section 5 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative,

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consultant or otherwise, or in connection with which he may use or permit his name to be used.

7. Change of Control Severance Benefits.

(a) If at any time on or after the Commencement Date, (i) Executive terminates his employment with the Company during the Protected Period for a Good Reason event or (ii) the Company terminates Executive’s employment during the Protected Period other than (x) for Cause or (y) due to Executive’s death or Disability, Executive shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of a release, substantially in the form attached as Exhibit A hereto, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution (the “Release”):

(A) The Company shall, at the time provided in Section 7(d), pay to Executive in a lump sum, in cash, an amount equal to three times the sum of Executive’s (1) Termination Base Salary and (2) Bonus. This payment shall satisfy any and all obligations of the Company to pay Executive compensation provided in Section 3(a) and (b) above during the Term.

(B) Except to the extent any awards related to common units of the Partnership have already vested or become exercisable, as the case may be, under the PVR LTIP, or under any successor or other similar plan, as of the date of Executive’s termination of employment (1) all restricted Partnership units of Executive shall become 100% vested and all restrictions thereon shall lapse and, subject to Section 7(f), the Partnership shall promptly deliver to Executive unrestricted Partnership common units, (2) all Time-Based Phantom Units and Performance-Based Phantom Units of Executive shall become 100% vested at target and all restrictions thereon shall lapse and, subject to Section 7(f), the Partnership shall promptly deliver to Executive cash or unrestricted Partnership common units, as applicable, and (3) each outstanding Partnership unit option of Executive shall become 100% exercisable and shall, notwithstanding anything stated to the contrary in the PVR LTIP, any successor or other similar plan or any option agreement related thereto, remain exercisable for the remainder of such option’s term or three years, whichever is less. Any accrued but unpaid distributions on restricted units and/or distribution equivalent rights on any phantom units vesting under this section shall be paid to the Executive at the time of vesting. The vesting of all awards related to common units shall satisfy any and all obligations of the Company to pay the Executive compensation provided in Section 3(c) above during the Term.

(C) The Company shall pay to Executive in a lump sum, at the time provided in Section 7(d), that amount equal to three times the product of (x) the total medical and dental insurance premiums paid or payable by the Company with respect to Executive and Executive’s eligible family members for the month in which Executive’s employment terminates times (y) 12. This payment shall satisfy any and all obligations of

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the Company to pay the Executive compensation provided in Section 3(d) above during the Term.

(D) For the 24-month period beginning on the date on which Executive’s employment terminates, or until Executive begins other full-time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services that are directly related to Executive’s termination of employment and are actually provided by an outplacement services firm, paid by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive; provided, however, that the period during which the outplacement services shall be covered and the reimbursements paid do not extend beyond the periods set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

(b) Within one week following the eighth day after the execution (without revocation) of the Release, the Company shall provide to Executive a release substantially in the form attached hereto as Exhibit B, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution. If the Company does not provide the release required pursuant to this subsection (b), the Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsection (a) above.

(c) The Company may withhold from any amounts or benefits payable under this Agreement all such amounts as it shall be required to withhold pursuant to any applicable law or regulation.

(d) Subject to Section 7 (f), payment of the amounts described in subsection (a) above shall be made within 60 days of Executive’s date of termination (provided that the Release has been executed and has not been revoked) and shall be made by mail to the last address provided for notices to Executive pursuant to Section 13 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. Subject to the preceding sentence, any payment not timely made by the Company under this Agreement shall bear interest at 10% per annum or, if less, at the highest nonusurious rate permitted by applicable law.

(e) If any payment to be made, or benefit to be provided, to or on behalf of Executive pursuant to Section 7 of this Agreement (all such payments and benefits being collectively referred to as the “Payments”) results in Executive being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (the “Excise Tax”), then the provisions of either clause (i) or (ii) of this subsection (e) shall apply, whichever provision results in the Participant retaining the greater amount of the Payments after payment of the Excise Tax:

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(i) the Payments shall be reduced such that all potential “parachute payments” to the Executive will not exceed 2.99 times his “base amount”, as such terms are used in section 280G of the Code; or

(ii) the Payments shall not be reduced, and the Executive shall be responsible for the payment of the Excise Tax from the Payments

One or more determinations as to (i) whether any of the Payments shall be subject to the Excise Tax and (ii) the amount of the Excise Tax imposed thereon, shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company). For purposes of determining whether any of the Payments shall be subject to the Excise Tax, (A) all of the Payments shall be treated as “parachute payments” (within the meaning of section 280G of the Code) unless and to the extent that, in the written advice of an independent accountant selected (and paid for) by the Company and reasonably acceptable to Executive (the “Accountant”), certain Payments should not constitute parachute payments, and (B) all “excess parachute payments” (within the meaning of section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises the Company that such excess parachute payments are not subject to the Excise Tax. If a reduction in Payments constituting “parachute payments” is necessary so that the Payments are reduced pursuant to clause (e)(i), such reduction and/or cancellation of acceleration shall be reduced on a non-discretionary basis and shall occur in the order that minimizes the reduction in the economic value deliverable to Executive. Where one or more Payments has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.

(f) To the extent payment with respect to any restricted or phantom unit award under clause (1) or clause (2) of subsection 7(a)(i)(B) or 7(a)(ii)(B) constitutes a payment event for purposes of section 409A of the Code, payment shall be made at the time specified hereunder only if the transaction constituting a Change of Control is a “change in control event” within the meaning given such term under section 409A of the Code. If the transaction constituting a Change of Control is not a “change in control event” within the meaning given such term under section 409A of the Code, payment with respect to any such restricted or phantom unit awards shall be made at such time or times as set forth in the PVR LTIP, or any successor or other similar plan or any grant agreement related thereto.

(g) If Executive’s employment with the Company terminates prior to, but within six months of, the date on which a Change of Control occurs, and it is reasonably demonstrated by Executive that such termination of employment was (1) by the Company in connection with or in anticipation of the Change of Control or (2) by Executive under circumstances which would have constituted Good Reason if the circumstances arose on or after the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred, and the Protected Period shall be deemed to have commenced, on the date immediately prior to the date of such termination of Executive’s employment; provided, however, that the amount of payments and benefits

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that Executive is entitled to receive hereunder as a result of such Change of Control shall be reduced by the amount of all other severance payments and benefits previously received by Executive in connection with such termination and, notwithstanding any provision to the contrary herein, shall be paid to Executive within 30 days after the six-month anniversary of the date of Executive’s termination of employment. If Executive’s employment with the Company terminates as set forth in this Section 7(g), the amount of payments and benefits that Executive is entitled to receive hereunder as a result of a Change of Control shall be paid in the form of a lump sum only if the transaction constituting a Change of Control is a “change in control event” within the meaning given such term under section 409A of the Code. If the transaction constituting a Change of Control is not a “change in control event” within the meaning given such term under section 409A of the Code, the amount of payments and benefits that Executive is entitled to receive hereunder as a result of a Change of Control shall be paid in the same form as the other severance payments and benefits provided pursuant to Section 8.

8. Termination Without Cause Severance Benefits.

(a) In the event of a Termination Without Cause, the Executive shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of the Release:

(A) one (1) times the greater of his then current Base Salary, or the Base Salary set forth in Section 3(a) above, payable in twelve (12) monthly installments beginning with the month following the Executive’s termination.

(B) one (1) times the Executive’s Bonus, payable in a lump sum on or before the date which is 60 days following the Executive’s termination.

(C) except to the extent any awards related to common units of the Partnership have already vested or become exercisable, as the case may be, under the PVR LTIP, or under any successor or other similar plan, as of the date of Executive’s termination of employment:

(1) all restricted Partnership units of Executive shall become 100% vested and all restrictions thereon shall lapse and, subject to Section 8(g), the Partnership shall promptly deliver to Executive unrestricted Partnership common units:

(2) all unvested Partnership Time-Based Phantom Units of Executive shall become 100% vested and all restrictions thereon shall lapse and, subject to Section 8(g), the Partnership shall promptly deliver to Executive cash or unrestricted Partnership common units, as applicable, on the date the Time-Based Phantom Units would otherwise have vested in accordance with the terms of the grant of such units. Any lump sum cash payment made with respect to such Time- Based Phantom Units shall be equal to the product of (x) the Fair Market Value of a Partnership common unit on the otherwise applicable vesting date times (y) the number of such vested Time-Based Phantom Units.

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(3) all unvested Partnership Performance-Based Phantom Units of Executive for any Plan Year, other than the Plan Year in which the Executive’s employment was terminated, shall vest pro rata based on the number of calendar years the unvested Performance-Based Units have been outstanding prior to the Executive’s termination, with full credit for the year in which the Executive’s employment is terminated, divided by the number of years in the vesting period for such Plan, multiplied by the number Performance-Based Phantom Units granted. Subject to Section 8(g), the Partnership shall promptly deliver to Executive cash or unrestricted Partnership common units, as applicable, together with all accrued distribution equivalent rights on such units, on the date the Performance-Based Phantom Units would otherwise have vested in accordance with the terms of the grant of such units. Any lump sum cash payment made with respect to such Performance-Based Phantom Units shall be equal to the product of (x) the Fair Market Value of a Partnership common unit on the otherwise applicable vesting date times (y) the number of such vested Performance-Based Phantom Units. Any Performance-Based Phantom Units granted to the Executive for the Plan Year in which the Executive’s employment was terminated shall be forfeited.

The following example is included herein for purposes of clarity:

The Executive is granted 100 Performance-Based Units for Plan Years 2011, 2012 and 2013. The period over which the Plan performance is measured is three (3) years beginning January 1 of each Plan Year and ending on December 31 of the third year following. Assume the Executive’s employment is terminated on June 30, 2013. The Executive would receive the following:

Plan Year 2011	–

3 years outstanding ÷ 3 year vesting period x 100 = 100 Units

These Units would vest on December 31, 2013 and would be subject to adjustment based on the performance criteria established for Plan Year 2011, with the actual payout between 0 and 200 Units.

Plan Year 2012	–

2 years outstanding ÷ 3 year vesting period x 100 = 66 Units

These Units would vest on December 31, 2014 and would be subject to adjustment based on the performance criteria established for Plan Year 2012, with the actual payout between 0 and 132 Units.

Plan Year 2013	–	All 100 Units are forfeited.

(4) each outstanding Partnership unit option of Executive shall become 100% exercisable and shall, notwithstanding anything stated to the contrary in the PVR LTIP, any successor or other similar plan or any option agreement related thereto, remain exercisable for the remainder of such option’s term or three years, whichever is less.

(5) any accrued but unpaid distributions on restricted units and/or distribution equivalent rights on any common units vesting under this section shall be paid to the

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Executive at the time of vesting. The vesting of all awards related to common units shall satisfy any and all obligations of the Company to pay the Executive compensation provided in Section 3(c) above.

(D) an amount equal to one times the product of (x) the total medical and dental insurance premiums paid or payable by the Company with respect to Executive and Executive’s eligible family members for the month in which Executive’s employment terminates times (y) 12, payable in a lump sum on or before the date which is 60 days following the Executive’s termination.

(E) for the 12-month period beginning on the date on which Executive’s employment terminates, or until Executive begins other full-time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services that are directly related to Executive’s termination of employment and are actually provided by an outplacement services firm, paid by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive; provided, however, that the period during which the outplacement services shall be covered and the reimbursements paid do not extend beyond the periods set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

(b) Within one week following the eighth day after the execution (without revocation) of the Release, the Company shall provide to Executive a release substantially in the form attached hereto as Exhibit B, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution. If the Company does not provide the release required pursuant to this subsection (b), the Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsection (a) above.

(c) The Company may withhold from any amounts or benefits payable under this Agreement all such amounts as it shall be required to withhold pursuant to any applicable law or regulation.

(d) The payments made pursuant to Sections 8(a) (A), (B), (C) and (D) shall satisfy any and all obligations of the Company to pay Executive compensation provided in Section 3(a), (b), (c) and (d) above during the Term.

(e) Payment of the amounts described in subsection (a) above shall be made as provided therein (provided that the Release has been executed and has not been revoked) and shall be made by mail to the last address provided for notices to Executive pursuant to Section 13 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. Subject to the preceding sentence, any payment not timely made by the Company under this

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Agreement shall bear interest at 10% per annum or, if less, at the highest nonusurious rate permitted by applicable law.

(f) The payment by the Company of any amounts due under this Section 8 following termination of the Executive’s employment shall not be deemed to be a continuation of the Executive’s employment and shall not entitle the Executive to continue to accrue vacation days, sick days, paid holidays or any other benefits normally associated with employment, for any period during which any payments are made under this Section 8.

(g) To the extent payment with respect to any restricted or phantom unit award under clauses (1), (2) or (3) of subsections 8(a)(C) constitutes a payment event for purposes of section 409A of the Code, payment shall be made at the time specified hereunder only if the transaction constituting a Termination Without Cause is a “separation from service event” within the meaning given such term under section 409A of the Code. If the termination constituting a Termination Without Cause is not a “separation from service event” within the meaning given such term under section 409A of the Code, payment with respect to any such restricted or phantom unit awards shall be made at such time or times as set forth in the PVR LTIP, or any successor or other similar plan or any grant agreement related thereto.

9. Defined Terms. For purposes of this Agreement:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Bonus” shall mean an amount equal to product of (y) the greater of the Executive’s then current target annual bonus percentage amount or the target annual bonus percentage set forth in Section 3(b) above, multiplied by (z) the greater of the Executive’s then current Base Salary or the Base Salary set forth in Section 3(a) above.

(c) “Cause” shall mean (i) the willful and continued failure by Executive to substantially perform Executive’s duties with the Company or any Affiliate (other than any such failure resulting from a Disability), (ii) Executive is convicted of a felony, (iii) Executive willfully engages in gross misconduct materially and demonstrably injurious to the Company or any Affiliate or (iv) Executive commits one or more significant acts of dishonesty as regards the Company or any Affiliate. For purposes of clause (i) above, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. In the case of clauses (i), (iii) and (iv) above, the determination of whether Cause exists

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shall only be made by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board that was called for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if possible, to cure the breach that was the alleged basis for Cause) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

(d) “Change of Control” shall mean:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership;

(ii) Any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) equity securities of the Company representing more than 50% of the combined voting power of the Company or (B) equity securities of the Partnership representing more than 50% of the combined voting power of the Partnership; or

(iii) The equity security holders of the Partnership approve the consummation of a merger or consolidation of the Partnership with any other entity, other than a merger or consolidation which would result in the voting securities of the Partnership immediately outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Partnership outstanding immediately after such merger or consolidation.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(f) “Disability” shall mean any physical or mental disability or infirmity that qualifies as a long-term disability under the Company’s then applicable long-term disability insurance policy for employees. If no such policy is then applicable, “Disability” shall mean any physical or mental disability or infirmity that renders the Executive incapable, with reasonable accommodation, of performing his usual and customary duties as set forth herein for a period of 120 days during any 12 month period. Any question as to the existence or extent of the Executive’s Disability upon which the Executive and the Company cannot agree, shall be determined by a qualified, independent physician selected by the Company and approved by the Executive or the Executive’s representatives (which approval shall not be unreasonably withheld or delayed.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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(h) “Good Reason” shall mean:

(i) a material reduction in Executive’s authority, duties, titles, status or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive of duties or responsibilities inconsistent in any material respect from those of Executive in effect immediately prior to the Change of Control, but excluding any action or omission by the Company that is immaterial, isolated, insubstantial and inadvertent and which was not taken in bad faith by the Company and is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) a material breach of this Agreement by the Company;

(iii) the failure by any successor or assign to assume and perform the Company’s obligations hereunder, as provided in Section 12 hereof; or

(iv) the relocation by more than 100 miles of the Company’s Radnor, Pennsylvania office or the Company requires Executive, without Executive’s written consent, to be based at any office other than the Company’s Radnor, Pennsylvania office if the new office location is more than 50 miles away from the original office location.

Executive shall give the Company notice in accordance with Section 13 below within 90 days following an act or omission to act by the Company during the Protected Period constituting Good Reason hereunder of Executive’s intent to resign for Good Reason, and the Company shall have 30 days from the date of such notice to cure the circumstances or events giving rise to Executive’s right to resign for Good Reason, if capable of being cured, so as to eliminate the existence of Good Reason for Executive’s resignation, and, in the event the Company does not cure such circumstances or events, then unless Executive terminates his employment upon the expiration of the foregoing 30-day cure period, Executive’s continued employment after the expiration of such 30-day cure period shall constitute Executive’s consent to, and a waiver of Executive’s rights with respect to, such act or failure to act. Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Executive.

For purposes of Section 9(h)(ii) only, the Company shall be in material breach of this Agreement , if (A) the Company reduces Executive’s Base Salary by an amount which results in Executive receiving a Base Salary which is less than 95% of Executive’s Termination Base Salary or (B) the Company fails to continue in effect any material incentive compensation plan or arrangement (unless replacement plans providing Executive with substantially similar benefits are adopted) or the Company takes any

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action that would adversely affect Executive’s participation in any such plan or arrangement or reduce Executive’s incentive compensation opportunities under such plan or arrangement, as the case may be.

(i) “Partnership” shall mean Penn Virginia Resource Partners, L.P., a Delaware limited partnership.

(j) “PVR LTIP” shall mean the Penn Virginia Resource GP, LLC Sixth Amended and Restated Long-Term Incentive Plan, as it may be amended from time to time.

(k) “Performance-Based Phantom Units” shall mean those Phantom Units granted to the Executive pursuant to the PVR LTIP, the vesting of which is subject to achievement during the performance period of certain performance goals established by the Partnership at the time of the grant of the units.

(l) “Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(m) “Plan” shall mean, with respect to any calendar year, the grant of phantom unit awards for that year, together with the vesting schedule and performance criteria established by the Partnership for such grant.

(n) “Plan Year” shall mean, with respect to any grant of Time-Based Phantom Units or Performance-Based Phantom Units, the calendar year in which such grant is made.

(o) “Protected Period” shall mean the 24-month period beginning on the effective date of a Change of Control.

(p) “Termination Base Salary” shall mean that amount equal to the greater of (x) Executive’s Base Salary with the Company at the rate in effect immediately prior to the Change of Control; (y) the Base Salary set forth in section 3(a) above; or, (z) Executive’s Base Salary at the rate in effect at any time following the Change of Control.

(q) “Termination Without Cause” shall mean termination by the Company of the Executive’s employment for any reason other than (i) Cause; (ii) death or Disability; or (iii) a termination governed by Section 7 hereof.

(r) “Time-Based Phantom Units” shall mean those Phantom Units granted to the Executive pursuant to the PVR LTIP, the vesting of which is subject to the passage of time as established by the Partnership at the time of the grant of the units.

10. Representation of Executive. Executive hereby represents and warrants to Company that he is not now under any contractual or other obligation that is inconsistent

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with or in conflict with this Agreement or that would prevent, limit or impair the Executive’s performance of his obligations under this Agreement.

11. Survival of Provisions. The provisions of this Agreement shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall be deemed to have automatically assumed and agreed to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and entitle Executive to the payments and benefits hereunder as if triggered by a termination of Executive by the Company other than for Cause on the date of such succession. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.

13. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee:

(a) If to Executive:

Address on file at the offices of the Company

(b) If to the Company:

Five Radnor Corporate Center

100 Matsonford Rd, Suite 500

Radnor, PA 19087

Attn: Chairman, Compensation and Benefits Committee

14. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as

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the result of employment by another employer or self-employment or offset against any amount claimed to be owed by Executive to the Company or otherwise, except that Executive shall waive, in a manner acceptable to the Company in its reasonable judgment, all rights to receive any severance payments or benefits that Executive is entitled to receive pursuant to any other Company severance plan or program.

15. Entire Agreement; Amendments. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by the Company. This Agreement may be amended or modified only by a written instrument signed by the Company and Executive that is approved in writing by the Chairperson of the Committee. Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

16. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

17. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

20. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

21. Indemnification. In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys’ fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or any Affiliate or in any other capacity on behalf of or at the request of the Company or any Affiliate, then the Company or any Affiliate shall promptly on written request, fully indemnify Executive, advance expenses (including

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attorneys’ fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company or any Affiliate may, under applicable law, be permitted to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

22. Arbitration. Any dispute about the validity, interpretation, effect or alleged violation of this Agreement, other than with respect to Section 5 or 6 (an “arbitrable dispute”), must be submitted to confidential arbitration in Philadelphia, Pennsylvania. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all fees, costs and expenses of arbitration, including its own, those of the arbitrator and those of Executive unless the arbitrator provides otherwise with respect to the fees, costs and expenses of Executive; in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator. The Company shall advance to Executive all expenses incurred by Executive in connection with an arbitrable dispute and, if the arbitrator determines that Executive is the losing party in such dispute, Executive shall reimburse such expenses to the Company unless the arbitrator provides otherwise. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal courts in Philadelphia, Pennsylvania and the state courts in Montgomery County, Pennsylvania for the purposes of any proceeding arising out of this Agreement.

23. Section 409A of the Internal Revenue Code.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment under this Agreement shall be treated as a separate payment, and a series of installment payments shall be treated as a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for

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expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under section 409A of the Code, then the Company shall postpone the commencement of the payment of any such compensation payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If any payments or benefits are postponed due to such requirements, such amounts shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

COMPANY:
PENN VIRGINIA RESOURCE GP, LLC

By:	/s/ William H. Shea, Jr.

Name:	William H. Shea, Jr.

Title:	Chief Executive Officer

Date:	October 6, 2011

EXECUTIVE:

By:	/s/ Bruce D. Davis, Jr.

Name:	Bruce D. Davis, Jr.

APPROVED:	Date:	October 3, 2011

/s/ James L. Gardner
James L. Gardner, Chairman of the Compensation and Benefits Committee

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EXHIBIT A

RELEASE OF EMPLOYER

THIS RELEASE OF EMPLOYER (the “Release”), made and entered into on this      day of             , 201  , by BRUCE D. DAVIS, JR. (“Executive”).

W I T N E S S E T H:

WHEREAS, Penn Virginia Resource GP, LLC (hereinafter “Employer”) currently employs Executive as its Executive Vice President and General Counsel, but Executive’s employment [will terminate/has terminated] effective as of                 , 201  ; and

WHEREAS, Employer and Executive have entered into an Employment Agreement dated as of                 , 2011 (the “Employment Agreement”) in connection with the termination of Executive’s employment;

NOW, THEREFORE, for the consideration described herein, Executive, intending to be legally bound, hereby agrees as follows:

1. For and in consideration of (a) the benefits to be paid to Executive under the Employment Agreement and (b) the release executed by Employer pursuant to Sections 7 and 8 of the Employment Agreement (the “Executive Release”), Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Employer and each of its subsidiaries and affiliates, and each of their respective officers, directors, shareholders, unitholders, partners, employees and agents and their respective successors and assigns, heirs, executors and administrators (hereinafter in this paragraph collectively referred to as “Employer”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which his heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Release including and arising from or relating in any way to his employment relationship or the termination of that employment relationship with Employer, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Pennsylvania Human Relations Act, the Employee Retirement Income Security Act of 1974, as amended, any contracts between Employer and Executive, any common law claims now or hereafter recognized and all claims for counsel fees and costs. Executive expressly waives all rights afforded by any statute or otherwise which expressly limit the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of any protection against a release of unknown claims. Notwithstanding the foregoing, Executive shall be entitled to enforce the terms of the Executive Release and any employee benefit plan of Employer in which Executive is, on the date of this Release, due a benefit, and to be indemnified by Employer as to any liability, cost or expense for which Executive would have been indemnified during employment, in accordance with the bylaws of

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Employer, for actions taken on behalf of Employer within the scope of his employment by Employer.

2. Executive further agrees, covenants and promises that he shall not in any way communicate the terms of this Release to any person other than his immediate family, his attorney and his financial consultant or when necessary to enforce this Release or to advise a third party of his obligations under this Release. Executive agrees not to disparage the name, business reputation or business practices of Employer, or any of its subsidiaries or affiliates, or their respective officers, employees and directors.

3. Executive certifies he has read the terms of this Release and specifically the release in Section 1, that he has the opportunity to discuss this Release with his attorney, and that he understands the terms and effects of this Release. Executive acknowledges, further, that he is executing this Release of his own volition, with a full understanding of the terms and effects thereof and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory. No representations have been made to Executive concerning the terms or effects of this Release, other than those contained herein.

4. Executive hereby acknowledges that he has the right to consider the Release for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Release for a period of seven days following execution by giving written notice to Penn Virginia Resource GP, LLC, Attention: General Counsel, Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087, in which event the provisions of this Release shall be null and void, and Employer and Executive shall each have the rights, duties, obligations and remedies afforded by applicable law.

5. Executive further acknowledges and agrees that if he materially violates any of his obligations or covenants set forth in this Release (and has not cured such violation within 10 days of receiving written notice of such violation from Employer), he shall forfeit all payments made to him under Section 7 or 8 of the Employment Agreement and any and all future payments and benefits thereunder, hereunder and under the Executive Release shall immediately terminate as of the violation.

6. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

7. This Release shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania. This Release shall be binding and shall inure to the benefit of Employer’s successors and assigns.

IN WITNESS WHEREOF, Executive executed this Release on the day and year first above written.

ATTEST:

Witness	Executive: Bruce D. Davis, Jr.

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EXHIBIT B

RELEASE OF EXECUTIVE

THIS RELEASE OF EXECUTIVE (the “Executive Release”), made and entered into on this      day of             , 201  , by PENN VIRGINIA RESOURCE GP, LLC (hereinafter “Employer”), with its principal office at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087.

W I T N E S S E T H:

WHEREAS, Employer currently employs Bruce D. Davis, Jr. (“Executive”) as its Executive Vice President and General Counsel but Executive’s employment [will terminate/has terminated] effective as of                 , 201  ; and

WHEREAS, Employer and Executive have entered into an Employment Agreement dated as of                 , 2011 (the “Employment Agreement”) in connection with the termination of Executive’s employment;

NOW, THEREFORE, for the consideration described herein, Employer, intending to be legally bound, hereby agrees as follows:

1. In consideration of the release executed by Executive pursuant to Sections 7 or 8 of the Employment Agreement (the “Employer Release”), but effective only upon such Employer Release becoming irrevocable, Employer, and on behalf of each of its parent, subsidiaries and affiliates, each of their respective officers, directors shareholders and unitholders, and their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Employer”), does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with Employer to the date of this Release arising from or relating in any way to Executive’s employment relationship or the termination of his employment relationship with Employer, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between Employer and Executive, any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this Release apply to an act of fraud or any action outside the scope of Executive’s employment nor to Employer’s enforcement of the terms of the Employer Release.

2. Employer certifies it has read the terms of this Release and specifically the release in Section 1, that it has the opportunity to discuss this Release with its attorney, and that it understands the terms and effects of this Release. Employer acknowledges, further, that it is executing this Release of its own volition, with a full understanding of the terms and effects thereof and with the intention of releasing all claims recited herein in exchange for the consideration described above, which it acknowledges is adequate and satisfactory. No

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representations have been made to Employer concerning the terms or effects of this Release, other than those contained herein.

3. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

4. This Release shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania. This Release shall be binding and shall inure to the benefit of Employer’s permitted successors and assigns.

IN WITNESS WHEREOF, Employer executed this Release on the day and year first above written.

ATTEST:	PENN VIRGINIA RESOURCE GP, LLC

By:
Name:
Title:

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